Exhibit 99.1

BK Technologies Reports Third Quarter of Fiscal Year 2026 Results

Third Quarter 2026 Results Summary:

●	Revenue: Revenue increased by 3.6% to $25.3 million.

●	Gross margins: Gross margin reaches 50.7%, expanding from 49.9%.

●	Net income: Net income of $3.7 million increased by 9%, outpacing revenue growth.

●	Free Cash Flow: TTM Free Cash Flow After-tax [1] reaches $18.9 million, a 25% year-over-year increase.

●	Balance sheet: Cash position grows to $29.2 million as of September 30, 2026, a $6.4 million increase compared to $22.8 million as of December 31, 2025.

●	Working Capital: $48.8 million as of September 30, 2026, an increase of $11.4 million compared to December 31, 2025.

●	Strategic Investment: $3.0 million invested in Tango Tango broadens exposure within mission-critical software solutions

●

Capital Allocation: Doubled the share repurchase authorization to $10 million, with $8.4 million available, underscoring confidence in the Company’s long-term growth and commitment to shareholder value

WEST MELBOURNE, Fla. Nov 12, 2026 / BK Technologies Corporation (NYSE American: BKTI) (the “Company,” “BK Technologies”), a provider of advanced public safety communications solutions, today announced financial and operating results for the third quarter of fiscal year 2026 ended September 30, 2026. The Company will host a conference call today, November 12, 2026, at 8:30 a.m. Eastern Time.

1  Represents a non-GAAP financial measure. Refer to the section entitled “Use of Non-GAAP Measures” and Reconciliation to GAAP later in this press release.

John Suzuki, CEO of BK Technologies, commented, “Our third quarter results underscore the durability of our business model and demonstrate our ability to consistently deliver profitable growth. Federal demand was a key growth driver leading to record third quarter revenue of $25.3 million, a gross margin above 50% and an increase in net income of 9% that outpaced revenue growth. The U.S. Forest Service was our primary federal customer in the quarter, taking delivery of 3,000 of our new BKR 5000 Orange radios. We developed this specialized variant of our radio exclusively for the U.S. Forest Service, and it has now been adopted as their new standard radio. Our leadership in wildland fire was built by listening to customers and solving their real-world operational challenges. We are bringing that same customer-focused approach to the broader market with our multiband BKR Series. We ended the quarter with $29.2 million in cash, no debt and $18.9 million in after-tax free cash flow generated over the trailing twelve months. Our strong financial position enables us to fund our product roadmap and make strategic investments in support of our Vision 2030 objectives.

“We also continued to execute on our operational and strategic priorities. Our new El Paso distribution center, operated with East West Manufacturing, came online and commenced customer shipments during the quarter. This facility expands our footprint and brings us closer to more customers, expediting factory-to-customer lead times considerably, and represents another example of our commitment to serving first responders with the products they demand most. We continue to strengthen our competitive positioning through diligent investments, proactively identifying opportunities in an evolving industry. Our $3.0 million convertible note strategic investment in Tango Tango expands our exposure to mission-critical software, creates a two-way commercial channel for BK radios and broadens the interoperability ecosystem around InteropONE. It is another step in our evolution from radio manufacturer to public safety technology company.

“Subsequent to quarter end, and as previously disclosed, our West Melbourne headquarters experienced a partial roof collapse during a severe thunderstorm on October 8. Most importantly, the incident occurred after business hours, and no employees were injured. Our team responded immediately, activating our emergency recovery plan within the first hour and working diligently to restore affected operations. We are exceptionally proud of how our employees have responded to this unforeseen challenge.

“While the incident temporarily disrupted production of our BKR 9000 radios, our underlying business fundamentals and long-term strategic priorities remain unchanged. We expect the resulting shipment delays to be a matter of timing rather than lost business, with affected shipments anticipated to move into 2027 as production returns to normal levels during the first quarter.

“Importantly, development of our BKR 9500 in-vehicle multiband radio continues to progress. Field validation on live customer systems has performed well, FCC certification is expected by year-end, and we remain on track to achieve mass production by March 2027. We continue to make meaningful progress on the product initiatives that will drive BK Technologies' next phase of growth.

“Reflecting the anticipated deferral of BKR 9000 shipments, we are updating our full-year 2026 outlook to approximately $85 million in revenue, GAAP diluted EPS of $2.40, and non-GAAP adjusted diluted EPS of $3.15, while reaffirming our gross margin target of at least 50%. Our updated earnings guidance excludes potential recoveries under our business interruption insurance coverage and potential refunds of previously paid tariffs.

“We believe it is important to distinguish this temporary operational disruption from the underlying trajectory of our business. Our balance sheet remains strong, with $29.2 million in cash and no debt at quarter-end, our gross margins remain above 50%, and our investments in new products and software continue to advance. None of these underlying strengths has changed because of the October 8 event.

“I want to thank our employees, customers, business partners, and the City of West Melbourne for their extraordinary efforts and support. We remain confident in our ability to restore normal operations, fulfill our customer commitments, and execute our Vision 2030 strategy.”

Third Quarter 2026 Financial Review

Revenue of $25.3 million increased 3.6% compared to $24.4 million in the third quarter of 2025, driven by strong federal order activity, particularly from the U.S. Forest Service.

Gross margin of 50.7% expanded by over 70 basis points compared to 49.9% in the third quarter of 2025, primarily due to favorable product mix and continued customer adoption of both the BKR 9000 multiband radio and BKR 5000 single band.

Selling, General & Administrative expenses totaled $8.4 million, compared with $7.3 million for the third quarter of 2025. The increase in Selling, General and Administrative expenses for the quarter was primarily driven by planned hardware investments in the BKR9500 in-vehicle multiband radio platform and continued advances with the BK ONE software ecosystem.

Operating income was $4.4 million compared with $4.8 million in the third quarter of 2025. Operating margin declined to 17.5% from 19.8% in the year ago quarter, impacted primarily by higher engineering expenses.

BK Technologies recorded net income of $3.7 million, or $0.99 per basic and $0.93 per diluted share, compared with $3.4 million, or $0.93 per basic and $0.87 per diluted share, for the third quarter of 2025. The net income expansion was driven by strong financial performance and lower income tax rate.

The Company reported non-GAAP adjusted earnings1 of $4.7 million, or $1.24 per basic and $1.16 per diluted share, compared to $4.9 million, or $1.32 per basic and $1.24 per diluted share, for the third quarter of 2025.

Non-GAAP adjusted EBITDA1 for the third quarter of 2026 was $5.2 million, compared with $5.3 million in the third quarter of 2025. Non-GAAP adjusted EBITDA1 margin of 20.5% compared to 21.5% in the third quarter of 2025.

Working capital totaled $48.8 million as of September 30, 2026, compared with $37.3 million as of December 31, 2025. Cash, cash equivalents and trade receivables totaled $46.5 million, representing approximately 95% of working capital, as of September 30, 2026, compared with $30.0 million, or approximately 80% of total working capital at year-end 2025. The Company ended the quarter with no debt.

The Company's Board of Directors doubled its authorized share repurchase program to $10 million, with approximately $8.4 million currently available for repurchases, underscoring its confidence in BK Technologies' long-term growth prospects, strong financial position, and commitment to enhancing shareholder value. The expanded authorization reinforces the Company's disciplined approach to capital allocation while providing flexibility to opportunistically repurchase shares in the open market, subject to market conditions and other considerations. The program does not obligate the Company to repurchase any specific number of shares and may be modified, suspended, or discontinued at any time.

1  Represents a non-GAAP financial measure. Refer to the section entitled “Use of Non-GAAP Measures” and Reconciliation to GAAP later in this press release.

Nine Months 2026 Financial Review

Revenue of $70.0 million increased 8.3% compared to $64.6 million in the nine months ended September 30, 2025.

Gross margin of 51.4% expanded by 320 basis points as compared to 48.2% in the same period last year.

Selling, General & Administrative expenses totaled $24.4 million, compared with $19.4 million for the prior year period.

Operating income totaled $11.5 million, relatively unchanged compared with $11.8 million in the nine months ended September 30, 2025.

BK Technologies recorded net income of $9.7 million or $2.56 per basic and $2.39 per diluted share, compared with net income of $9.3 million or $2.56 per basic and $2.38 per diluted share, for the nine months ended September 30, 2025.

The Company reported non-GAAP adjusted earnings1 of $12.3 million, or $3.26 per basic and $3.04 per diluted share, compared to $12.4 million, or $3.39 per basic and $3.16 per diluted share, for the nine months ended September 30, 2025.

Non-GAAP adjusted EBITDA1 was $13.7 million, compared with $12.9 million in the first nine months of 2025. Non-GAAP adjusted EBITDA1 margin of 19.6% compares to 20.0% in the same period a year ago.

Conference Call and Webcast

BK Technologies will host a conference call and webcast for investors today, November 12, 2026, at 8:30 a.m. Eastern Time. Shareholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011 and use access code: 855460. The call and the accompanying slide deck will also be webcast at: https://www.webcaster5.com/Webcast/Page/2208/54679

1  Represents a non-GAAP financial measure. Refer to the section entitled “Use of Non-GAAP Measures” and Reconciliation to GAAP later in this press release.

The conference call and slide deck may also be accessed via the Events page of the Company’s website at www.bktechnologies.com. Please allow extra time prior to the call to visit the site.

An online archive of the webcast will be available on the Company’s website for thirty (30) days following the call at www.bktechnologies.com. A replay of the conference call will be available one hour after completion of the call until Thursday, November 26, 2026, by dialing (877) 481-4010 and international participants should dial (919) 882-2331. All callers must use access code 54679 to access the replay.

Use of Non-GAAP Measures

BK Technologies prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses non-GAAP financial measures. Management believes the non-GAAP financial measures discussed in this release are important to the reader of the Consolidated Financial Statements. The Company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Adjusted Earnings Before Interest Taxes Depreciation and Amortization (Adjusted EBITDA). Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income provided in the statement of operations attributable to the Company calculated in accordance with GAAP, the most directly comparable financial measure calculated in accordance with GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA margin can help the investors better understand operational factors associated with the Company’s financial performance because it excludes the following from consideration: interest, taxes, depreciation and amortization, and infrequent or unusual losses or gains (i.e., non-recurring and incremental restructuring charges that are not expected to be routinely incurred year over year because of the Company’s strategy and operating experience). Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue. See Reconciliation to GAAP below for calculation methodology and details regarding Adjusted EBITDA and Adjusted EBITDA Margin.

Adjusted earnings per share (Adjusted EPS). Adjusted EPS is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the basic and diluted earnings per share attributable to the Company calculated in accordance with GAAP EPS, the most directly comparable financial measure calculated in accordance with GAAP. Adjusted EPS is a non-GAAP financial measure that adjusts GAAP EPS for expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the Company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. The Company has non-cash charges for stock-based compensation that do not reflect the operating performance of the LMR and Solutions businesses. The Company also recorded a one-time, non-cash income tax provision expense for NOL carryforwards during the second, third and fourth quarters of 2025. Management believes that these one-time charges do not reflect the operational profitability of the business for the second, third and fourth quarters of 2025 compared to prior periods. See Reconciliation to GAAP below for calculation methodology and details regarding Adjusted EPS.

Free cash flow after tax (FCFAT). Free Cash flow After-tax is considered a non-GAAP financial measure under the SEC’s rules.  FCFAT is used in addition to and in conjunction with results presented in accordance with GAAP, and FCFAT should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure. FCFAT, which we reconcile to “net income,” adjusted for interest income or expense, depreciation and amortization and income taxes, as further adjusted for non-cash stock-based compensation expense and non-cash deferred income tax provision or expense, is a measure of cash flow from operations.  Management also views FCFAT, as a measure of the Company’s ability to reduce debt, add to cash balances, pay dividends, and repurchase stock. FCFAT has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, FCFAT does not incorporate payments made on finance lease obligations or required debt service payments. In addition, different companies define FCFAT differently. Therefore, we believe it is important to view FCFAT as a complement to our entire consolidated statements of consolidated operations and cash flows. FCFAT conversion is useful to investors for the foregoing reasons and as a measure of the rate at which the Company converts its net income reported in accordance with GAAP to cash inflows, which helps investors assess whether the Company is generating sufficient cash flow to provide an adequate return.

We do not provide reconciliations of forward-looking non-GAAP guidance due to the inherent difficulty in quantifying certain items necessary to provide such reconciliations as a result of their unknown effect, timing and potential significance.

About BK Technologies

BK Technologies Corporation (NYSE American: BKTI) manufactures high-specification communications equipment of unsurpassed reliability and value for public safety and government agencies. BK’s BKR 9000 handheld multiband radio and next generation BKR9500 in-vehicle multiband radio combines advanced features with rugged durability and interoperability to meet the critical demands of first responders. BK’s Solutions business unit, which includes the BK ONE family of offerings, combines land mobile radio (LMR) and LTE/5G to create seamless connectivity among first responders for planned and emergency events. BK Technologies is headquartered in West Melbourne, Florida. For more information, visit www.bktechnologies.com.

Forward-Looking Statements

This press release contains statements about future events and expectations which are “forward-looking statements” within the meaning of Sections 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements concern the Company’s operations, economic performance, and financial condition, including, but not limited to the Company’s long-term strategic plan and guidance, and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties, and other factors, many of which are outside of our control, that may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: changes or advances in technology; the success of our Solutions and Radio business lines and the products offered thereunder; successful introduction of new products and technologies, including our ability to successfully develop and sell our current and anticipated Solutions products, and our new multiband radio product and other related products in the BKR Series product line; competition in the land mobile radio industry; general economic and business conditions, including the impacts of inflation, fluctuating interest rates, tariffs and other trade barriers and restrictions, potential tariff refunds, labor and supply shortages and disruptions, federal, state and local government budget deficits and spending limitations, any impact from a prolonged shutdown of the U.S. Government, the effects of natural disasters, changes in climate, severe weather events, geopolitical conflicts and other events, acts of war or terrorism, global health crises and other catastrophic events, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments, including a potential U.S. or global downturn or recession; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; risks associated with fixed-price contracts; heavy reliance on sales to agencies of the U.S. Government and our ability to comply with the requirements of contracts, laws and regulations related to such sales; allocations by government agencies among multiple approved suppliers under existing agreements; our ability to comply with U.S. tax laws and utilize deferred tax assets; our ability to attract and retain executive officers, skilled workers and key personnel; our ability to manage our growth; our ability to identify potential candidates for, and to consummate, acquisition, disposition or investment transactions; impact of our capital allocation strategy; risks related to maintaining our brand and reputation; impact of government regulation; impact of rising health care costs; our business with manufacturers located in other countries, including the effects of changes in the U.S. Government and foreign governments’ trade and tariff policies, such as fluctuating tariffs imposed by the U.S. and the imposition of increased tariffs and other trade barriers and retaliatory measures by foreign governments; our inventory and debt levels; our ability to comply with the terms, including financial covenants, of our outstanding debt, including fluctuating interest rates; protection of our intellectual property rights; fluctuation in our operating results and stock price; any infringement claims; data security breaches, cyber-attacks and other factors impacting our technology systems or third-party information technology systems upon which we rely; widespread outages, interruptions, or other failures of operational, communication, or other systems; availability of adequate insurance coverage; environmental, social and governance matters; maintenance of our NYSE American listing; risks related to being a holding company; our ability to maintain effective internal control over financial reporting; and the effect on our stock price and ability to raise capital through future sales of shares of our common stock or otherwise. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statement except as required by law.

This press release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release. We do not provide reconciliations of forward-looking non-GAAP guidance due to the inherent difficulty in quantifying certain items necessary to provide such reconciliations as a result of their unknown effect, timing and potential significance.

Company Contact:
Hayden IR
Brett Maas
Brett@haydenir.com

(646) 536-7331

BK TECHNOLOGIES CORPORATION

Consolidated Statements of Operations

(In thousands, except  share and per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2026	9/30/2025	9/30/2026	9/30/2025

Sales, net	$25,285	$24,411	$69,991	$64,630

Cost of products	12,476	12,222	34,010	33,453
Gross Profit	12,809	12,190	35,981	31,177

Selling, general and administrative expenses	8,381	7,344	24,445	19,419

Operating income	4,428	4,845	11,536	11,758

Other income (expense):
Interest income	244	94	617	136
Gain on disposal of property, plant and equipment	-	-	12	-
Other expense	(12)	(51)	(58)	(188)
Total other income (expense), net	232	43	571	(52)

Income before income taxes	4,660	4,888	12,107	11,706

Provision for income tax expense	(925)	(1,452)	(2,442)	(2,397)

Net income	$3,735	$3,436	$9,665	$9,309

Earnings per share - basic	$0.99	$0.93	$2.56	$2.56
Earnings per share - diluted	$0.93	$0.87	$2.39	$2.38

Weighted average common shares outstanding, basic	3,770,307	3,708,717	3,768,741	3,643,097
Weighted average common shares outstanding, diluted	4,033,616	3,951,433	4,036,694	3,913,148

BK TECHNOLOGIES CORPORATION

Consolidated Balance Sheets

(In thousands, except share data)(Unaudited)

	September 30,	December 31,
	2026	2025

ASSETS
Current assets:
Cash and cash equivalents	$29,161	$22,788
Trade accounts receivable, net	17,294	7,221
Inventories, net	14,913	15,862
Prepaid expenses and other current assets	3,499	3,099
Total current assets	64,867	48,970

Property, plant and equipment, net	4,140	4,170
Operating lease right-of-use (ROU) assets	1,095	1,502
Deferred tax assets, net	4,078	5,230
Capitalized software and systems integration costs, net	2,456	3,417
Convertible note receivable, plus accrued interest	3,007	-
Other assets	590	471

Total assets	$80,233	$63,760

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,601	$4,781
Accrued compensation and related taxes	2,591	2,423
Accrued warranty expense	744	760
Accrued other expenses and other current liabilities	901	335
Short-term operating lease liabilities	514	610
Deferred revenue	2,750	2,728
Total current liabilities	16,101	11,637

Long-term operating lease liabilities	630	965
Deferred revenue, net of current portion	7,235	6,460
Total liabilities	$23,966	$19,062

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares; none issued or outstanding	-	-
Common stock; $0.60 par value; 10,000,000 authorized shares; 4,130,403 and 4,092,056 issued, and 3,773,318 and 3,733,733 outstanding shares at September 30, 2026 and December 31, 2025, respectively	2,478	2,455
Additional paid-in capital	53,817	51,803
Accumulated earnings (accumulated deficit)	7,351	(2,314)
Treasury Stock, at cost, 357,085 shares as of September 30, 2026 and 358,323 as of December 31, 2025	(7,379)	(7,246)

Total stockholders' equity	$56,267	$44,698

Total liabilities and stockholders' equity	$80,233	$63,760

BK TECHNOLOGIES CORPORATION

Reconciliation of Net Income to Non-GAAP EBITDA, Net Income EPS and Free Cash Flow After-Tax

	Three Months Ended		Nine Months Ended

non-GAAP Adjusted EBITDA	9/30/2026	9/30/2025	9/30/2026	9/30/2025

Net Income	$3,735	$3,436	$9,665	$9,309

Adjustments to reconcile net income to EBITDA
Interest (income), net	(244)	(94)	(617)	(136)
Income tax provision	925	1,452	2,442	2,397
Depreciation and amortization	758	458	2,221	1,325
EBITDA	5,174	5,252	13,711	12,895
Inventory write-off - New Product Introduction	-	-	-	-
Adjusted EBITDA	$5,174	$5,252	$13,711	$12,895
	20.5%	21.5%	19.6%	20.0%
Adjustments to reconcile net income to Adjusted EPS (non-GAAP)

Net Income	$3,735	$3,436	$9,665	$9,309

Stock-based compensation expense	523	637	1,454	1,455
Non-cash income tax provision expense	434	823	1,152	1,587
Inventory write-off - New Product Introduction	-	-	-	-
Adjusted Earnings (Non-GAAP)	$4,692	$4,896	$12,271	$12,351

Adjusted earnings per share - basic	$1.24	$1.32	$3.26	$3.39
Adjusted earnings per share - diluted	$1.16	$1.24	$3.04	$3.16

Weighted average common shares outstanding, basic	3,770,307	3,708,717	3,768,741	3,643,097
Weighted average common shares outstanding, diluted	4,033,616	3,951,433	4,036,694	3,913,148

	Three Months Ended				TTM Ended
Adjustments to reconcile net income to Free Cash Flow After Tax - FCFAT (non-GAAP)	12/31/2025	3/31/2026	6/30/2026	9/30/2026	9/30/2026
Net Income	$4,227	$2,762	$3,168	$3,735	$13,892
Adjustments to reconcile net income to EBITDA
Interest (income), net	(129)	(169)	(205)	(244)	(747)
Income tax provision	184	682	835	925	2,626
EBIT	$4,282	$3,275	$3,798	$4,416	$15,771
Depreciation and amortization	453	716	747	758	2,674
EBITDA	$4,735	$3,991	$4,545	$5,174	$18,445
Non-Cash stock-based compensation expense	471	419	512	523	1,925
Non-Cash income tax provision expense (benefit)	(29)	343	375	434	1,123
Pre-Tax Free Cash Flow	$5,177	$4,753	$5,432	$6,131	$21,493
Income tax provision	(184)	(682)	(835)	(925)	(2,626)
Free Cash Flow After Tax	$4,993	$4,071	$4,597	$5,206	$18,867

	Three Months Ended				TTM Ended
Adjustments to reconcile net income to Free Cash Flow After Tax - FCFAT (non-GAAP)	12/31/2024	3/31/2025	6/30/2025	9/30/2025	9/30/2025
Net Income	$3,657	$2,132	$3,741	$3,436	$12,966
Adjustments to reconcile net income to EBITDA
Interest (income), net	(15)	(3)	(39)	(94)	(151)
Income tax provision	(1,472)	670	275	1,452	925
EBIT	$2,170	$2,799	$3,977	$4,794	$13,740
Depreciation and amortization	442	427	440	458	1,767
EBITDA	$2,612	$3,226	$4,417	$5,252	$15,507
Non-Cash stock-based compensation expense	156	393	425	637	1,611
Non-Cash income tax provision expense (benefit)	(2,672)	(234)	889	823	(1,085)
Pre-Tax Free Cash Flow	$96	$3,385	$5,731	$6,712	$16,033
Income tax provision	1,472	(670)	(275)	(1,452)	(925)
Free Cash Flow After Tax	$1,568	$2,715	$5,456	$5,260	$15,108